UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2018

HELIOS AND MATHESON ANALYTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22945	13-3169913
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of Principal Executive Offices) (Zip Code)

(212) 979-8228

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On April 4, 2018, Helios and Matheson Analytics Inc., a Delaware corporation (“HMNY”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Oath Inc. (formerly, AOL Inc.), a Delaware corporation and subsidiary of Verizon Communications (“Oath”), pursuant to which HMNY completed the acquisition from Oath of certain products, rights, technology, contracts, equipment, data and other assets related to the “Moviefone” brand (the “Moviefone Assets”). The purchase price for the transaction consisted of the following: (a) $1.0 million in cash, (b) the issuance of 2,550,154 shares of common stock of HMNY (the “Closing Shares”), and (c) the issuance of warrants (the “Closing Warrants”) to purchase 2,550,154 shares of common stock of HMNY at an exercise price of $5.50 per share (the “Warrant Shares,” and together with the Closing Warrants and the Closing Shares, the “Closing Securities”). In addition, pursuant to the Purchase Agreement, HMNY assumed certain specified liabilities related to the Moviefone Assets. The Purchase Agreement contains customary representations, warranties, covenants, and indemnification provisions. In connection with the Purchase Agreement, HMNY and Oath also entered into a Lock-up Agreement, Registration Rights Agreement, Transition Services Agreement (the “Services Agreement”), Advertising Representative Agreement (the “Representative Agreement”), and other ancillary agreements (together, the “Transaction Documents”).

Lock-up Agreement and Registration Rights Agreement

The Closing Shares and the Closing Warrants were issued subject to the Lock-up Agreement and the Closing Warrants were issued subject to the Registration Rights Agreement, each of which the parties entered into contemporaneously with the Purchase Agreement. Pursuant to the Lock-up Agreement, Oath may not sell, offer to sell, pledge, or otherwise transfer, dispose of, hedge, or swap, directly or indirectly, any of the Closing Securities until April 4, 2019, subject to certain limited exceptions. Pursuant to the Registration Rights Agreement, HMNY is required to cause the effectiveness of a registration statement covering the resale of the Warrant Shares, subject to certain limitations, by April 4, 2019.

Transition Services Agreement

In connection with the Purchase Agreement, HMNY entered into the Services Agreement, pursuant to which Oath agreed to provide transition services to HMNY related to the Moviefone Assets. HMNY is obligated to pay Oath a fixed fee in connection with the performance of the applicable services, as well as reimburse Oath for applicable pass-through expenses incurred by Oath. The Services Agreement will remain in effect until the later of the (a) termination of all applicable services schedules or (b) July 3, 2018. HMNY also has the right to terminate any outstanding services schedule at any time upon ten days’ notice to Oath.

Advertising Representative Agreement

In connection with the Purchase Agreement, HMNY and MoviePass, Inc. (“MoviePass”), a Delaware corporation and majority-owned subsidiary of HMNY, entered into the Representative Agreement with Oath, pursuant to which Oath will exclusively represent HMNY in the sale of advertising on www.moviefone.com, and will represent MoviePass on a non-exclusive basis in managing the sale of advertising on www.moviepass.com. Pursuant to the Representative Agreement, any future revenues will be shared between HMNY and MoviePass pursuant to negotiated remuneration terms.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above is incorporated into this Item 2.01 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, HMNY issued the Closing Shares and Closing Warrants to Oath as consideration for HMNY’s purchase of the Moviefone Assets. The Closing Warrants are exercisable for a term of five years at a price of $5.50 per Warrant Share, subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, or other similar events. If there is no effective registration statement covering the Warrant Shares at any time after October 4, 2018 during the term of the Closing Warrants, then the Closing Warrants may be exercised on a cashless basis. The additional terms of the issuances disclosed in Item 1.01 are incorporated herein by reference.

HMNY issued the Closing Shares and Closing Warrants in reliance upon exemptions from registration for transactions by an issuer not involved in any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

As permitted by Item 9.01(a)(4) of Form 8-K, HMNY will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(b) Pro forma financial information

As permitted by Item 9.01(b)(2) of Form 8-K, HMNY will, if required, file the financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by HMNY, dated April 5, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS AND MATHESON ANALYTICS INC

By:	/s/ Theodore Farnsworth
Name:	Theodore Farnsworth
Title:	Chief Executive Officer

Date: April 5, 2018